CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form S-1 (No. 333-155341) of Vystar Corporation of our report dated March 31, 2011, relating to the financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Habif, Arogeti & Wynne, LLP

Habif, Arogeti & Wynne, LLP
Atlanta, Georgia
March 31, 2011